Exhibit 99.1

*For Immediate Release*

Contact:

John C. Roman

President and Chief Executive Officer

(203) 720-5000

NAUGATUCK VALLEY FINANCIAL CORPORATION EXPECTS TO RECORD

DEPOSIT-RELATED CHARGE IN CURRENT QUARTER

Naugatuck, CT; March 30, 2012. Naugatuck Valley Financial Corporation, the holding company for Naugatuck Valley Savings and Loan (the “Bank”), announced today that it expects to record a pre-tax deposit-related charge of $800,000 during the quarter ending March 31, 2012. On an after-tax basis, the charge is expected to be approximately $528,000, or $0.08 per diluted common share.

The charge relates to the underpayment of interest on certain certificates of deposit renewals potentially dating back to 2007, attributable to the renewal of certificate accounts at rates lower than the special rates that should have been offered in accordance with the Bank’s deposit account disclosures. The affected certificate accounts are those that renewed under the accounts’ automatic renewal option feature at a time when the Bank was offering promotional interest rates for new certificate accounts. Following an extensive internal review, the Bank has determined that no other deposit accounts had been affected by this issue. The Bank is in the process of calculating the amount of underpayment, which is contingent on identifying the specific certificate accounts that may have been affected. Currently, the Bank is only able to estimate the amount of the underpayment, which may range from $750,000 to $850,000. The Company expects to complete its determination during the quarter ending June 30, 2012.

“Since this issue arose during a recent routine internal review, we have consulted with the Bank’s primary federal regulator and moved expeditiously to define and quantify the extent of the issue and to indentify its cause. We intend to contact each affected customer directly and expect to pay the additional funds owed to each customer promptly after we determine the final amounts owed” said President and Chief Executive Officer John C. Roman.

Naugatuck Valley Financial Corporation is the holding company for Naugatuck Valley Savings and Loan. In addition to its main office in Naugatuck, the Bank operates nine other branch offices in Southwestern Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within its market area.

This press release contains forward-looking statements with the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are often identified by forward-looking words such as “expect,” “believe,” anticipate,” or other words with similar meanings. Forward-looking statements are not statements of fact and a number of factors could cause actual results to differ materially from expected results. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release. Except as may be required by applicable law, the Company assumes no obligation to update or revise any such forward-looking statements. For additional discussion of the risks and uncertainties generally applicable to the Company, see the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2010 and its subsequent Quarterly Reports on Form 10-Q.